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                                                                     EXHIBIT 3.4

                             URANIUM RESOURCES, INC.
                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION


The undersigned, Paul K. Willmott, the duly elected President and Chief Executive Officer of Uranium Resources, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

             First: That the Board of Directors of the Corporation, in accordance with Section 242 of the Delaware General Corporation Law, adopted resolutions on February 9, 2001 providing for the adoption of an Amendment to the Restated Certificate of Incorporation of the Corporation the ("Amendment"). The resolutions further directed that the Amendment be submitted to the stockholders of the Corporation for their consideration and approval by written consent without a meeting, without prior notice and without a vote pursuant to
Section 228 of the Delaware General Corporation Law.

             Second: That, in accordance with 242 of the Delaware General Corporation Law, the holders of the necessary number of shares as required by statute consented to the adoption of the Amendment by signing and delivering to the Corporation written consents pursuant to Section 228 of the Delaware General Corporation Law.

             Third: That the amendment deletes Article 4 of the Restated Certificate of Incorporation in its entirety and replaces Article 4 of the Restated Certificate of Incorporation with the following:

                                    ARTICLE 4

         The total number of shares of all classes of stock which the Corporation has authority to issue is 100,000,000 shares with a par value of $0.001 per share. The shares are designated as Common Stock and have identical rights and privileges in every respect. The holders of the stock of the Corporation shall have no preemptive rights to subscribe for any securities of the Corporation.

             Fourth: That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.

             IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on March 23, 2001.

                                               /s/ Paul K. Willmott
                                               Paul K. Willmott, President and
                                               Chief Executive Officer